Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

By and Among

SUPERCONDUCTOR TECHNOLOGIES INC.,

AIU SPECIAL MERGER COMPANY, INC.

and

ALLIED INTEGRAL UNITED, INC.

AMENDMENT NO. 1

TO THAT CERTAIN

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) is dated as of May 12, 2020 by and among SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation (“Parent”), AIU SPECIAL MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”), and ALLIED INTEGRAL UNITED, INC., a Delaware corporation that at the Closing of the Merger will change its name to Clearday, Inc. (“Clearday”).

WHEREAS, Parent, Purchaser and Clearday have entered into that certain AGREEMENT AND PLAN OF MERGER, entered into as of February 26, 2020 (the “Merger Agreement”); and

WHEREAS, the parties to this Amendment desire to amend the Merger Agreement to amend and waive the specified closing condition regarding the continued listing of the common stock of Parent on the Nasdaq Capital Market and to confirm that, for federal income tax purposes, it is intended that (a) the Merger qualify as (i) a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and/or (ii) a tax-free exchange pursuant to Section 351(a) of the Code, and (b) the Merger Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 354 and 361 of the Code.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each of the parties to this Amendment hereby agree as follows:

1.            Certain Defined Terms.

Capitalized terms used herein that are not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

2.            Amendments.

The terms and conditions of the Merger Agreement are amended, as of the date of this Amendment, as follows:

2.1.            Section 2.3 is amended to read as follows: “Parent and Clearday intend that, for U.S. federal income tax purposes, the merger will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Parent and Clearday shall not report the transaction on any tax return in a manner or take any action inconsistent therewith unless pursuant to an audit or other legal proceeding. Each of Parent, Purchaser and Clearday shall not take any action that it knows or would reasonably be expected to know would cause the Merger not to qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. This Merger Agreement shall constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code.”

2.2.            Section 5.15 is amended to:

2.2.1.      Designate the existing paragraph as subparagraph (a); and

2.2.2.      Add the following as a new paragraph that is designated subparagraph (b), and which shall read in its entirety as follows:

(b)       Parent and Clearday will each use their respective commercially reasonable efforts to complete the Merger and the transactions related thereto in a manner that is reasonably expected to result in the Parent Common Stock, including the Parent Common Stock contemplated to be issued pursuant to this Agreement: (i) to remain listed on the Nasdaq Capital Market and that the NASDAQ has approved the listing of Parent under NASDAQ Rule 5110(a); or (ii) being, on the Effective Time, approved for listing on any other Trading Market that is reasonably acceptable to Parent and Clearday; provided, if clause (ii) applies and the Trading Market mutually selected by Parent and Clearday is other than a National Market, then Parent, after the Effective Time, shall use its commercially reasonable efforts to have the Parent Common Stock, including the Parent Common Stock contemplated to be issued pursuant to this Agreement, to become listed on a National Market pursuant to the respective applicable listing rules of such National Market, as soon as reasonably practicable.

2.3.            Section 6.1 is amended to

2.3.1.      delete subparagraph (d) in its entirety and replace it with the following: “(d) Intentionally Omitted”.

2.4.            Section 6.3 is amended to add the following as a new paragraph that will be designated subparagraph (h), and which shall read in its entirety as follows:

(f)       Prior to the Effective Time, (ii) Parent shall deliver to Clearday’s tax counsel or tax accounting firm letters (in substantially the agreed form exchanged between the parties prior to the date hereof) containing reasonable and customary representations of its officers (solely in their corporate capacities) and not requiring any representations inconsistent with the representations of Parent herein, any agreement herein or inconsistent with the Parent’s SEC Documents, for the purposes of assisting Clearday in connection with the preparation of a tax opinion from Dykema Gossett, PLLC or any other law or accounting firm reasonably acceptable to Clearday to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code or a tax-free exchange under Section 351 of the Code.

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2.5.            Section 7.1(b) is amended to replace date “July 6, 2020” with the following: “September 21, 2020”

2.6.            The references to “Nasdaq Stock Market”, “Nasdaq” or “The Nasdaq Stock Market” in Sections 2.9(b), 2.9(c), 3.2(d)(iii)(A)(1) & (2), 4.2 (first paragraph) and in the definition of “Trading Day” shall be deemed to be references to the defined term “Trading Market”.

2.7.            The references to “Nasdaq” in Sections 3.1(d)(iv)(C) and 3.2(d)(iii)(D) shall be deemed deleted.

2.8.            Section 10.1 is amended to add, in alphabetical order, the following definition:

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (such markets or exchanges, the “National Markets”) or the OTCQB or OTCQX (or any successors to any of the foregoing).

3.            General Principle.

For avoidance of doubt, the de-listing of Parent from the Nasdaq Capital Market or any failure to cure the existing listing deficiencies shall not, by itself, constitute a breach of the Agreement, a Material Adverse Effect or a violation of any covenant or representation in the Agreement or otherwise serve as a basis to terminate the Merger Agreement nor consummate the transactions contemplated thereby.

4.            Ratification.

All terms and conditions of the Merger Agreement other than as expressly modified by this Amendment, are hereby ratified and confirmed in all respects and shall be in full force and effect and the provisions of the Merger Agreement shall apply to the terms and conditions of the Merger Agreement as amended by this Amendment.

5.            Confirmation of Compliance.

Each of the parties to this Amendment represent and warrant that, with respect to such party, the conditions for an amendment to the Merger Agreement specified in Section 7.4 have been satisfied on or prior to the date of this Amendment.

6.            Governing Law. Section 9.6 of the Merger Agreement is hereby incorporated into this Amendment by reference and shall be deemed a part of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUPERCONDUCTOR TECHNOLOGIES INC.,

By:	/s/ Jeff Quiram
Name:Jeff Quiram
Title: President and CEO

AIU SPECIAL MERGER COMPANY, INC.

By:	/s/ Jeff Quiram
Name:Jeff Quiram
Title: President and CEO

ALLIED INTEGRAL UNITED, INC.

By:	/s/Jim Walesa
Name: Jim Walesa
Title: CEO

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